UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 25, 2008
Kellogg Company
(Exact name of registrant as specified in its charter)

Delaware	1-4171	38-0710690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Kellogg Square
Battle Creek, Michigan 49016-3599
(Address of principal executive offices, including zip code)
(269) 961-2000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On April 25, 2008, the Board of Directors of Kellogg Company (the “Company”) approved the elimination of the accelerated ownership feature (“AOF”) from all outstanding stock options. The elimination of the AOF (commonly referred to as a “reload” feature) from all outstanding options does not otherwise affect or change the underlying stock options. In exchange, holders of AOF’s will receive cash compensation.
Directors and employees began receiving “original” AOF options over fifteen years ago in order to create greater stock ownership by encouraging Directors and employees to exercise valuable stock options and retain the shares received as a result of the option exercise. Under the terms of the original option grant, a new option, or “AOF option,” was generally received when Company stock was used to pay the exercise price of a stock option and related taxes. For AOF options, the expiration date was the same as the original option and the option exercise price was the fair market value of the Company’s common stock on the date the AOF option was granted.
Based on current accounting rules, the expense to the Company relating to AOFs is disproportionate to the value received by the Company’s employees. The Compensation Committee and the Board have taken a variety of actions to reduce the impact of AOF options. First, the use of the AOF feature was discontinued in all new “original” option grants after 2003 to better align with peer group compensation practices and in anticipation of new accounting rules for the expensing of stock options. Although the Company discontinued the AOF feature in new option grants, a number of the outstanding options were granted prior to 2004. Consequently, those AOF options could continue until their natural expiration date (generally, ten years after the date of the original grant). Second, in 2007 it was determined that AOF options could only be exercised once each fiscal year. Prior to this change, AOF options were generally exercised twice during each fiscal year. The Company’s overall stock option expense was reduced by limiting the number of times an AOF option can be exercised during any given fiscal year.
In an effort to further reduce the impact of AOF in future years, AOF options will be eliminated, and all individuals holding those options (approximately 900 people) will receive cash compensation to replace the value of the AOF. The Company determined the price to be paid to holders of AOFs with the assistance of a third-party actuarial consultant who calculated the value of the AOF option feature for each grant year. After signing an acceptance agreement, the Company’s named executive officers will receive cash compensation at the same time the other participants in the program receive their payouts. At that time, named executive officers will receive the following cash compensation from the Company: $863,192 for David Mackay; $406,615 for John Bryant; $225,555 for Jeff Montie; $170,759 for Tim Mobsby; $125,738 for Paul Norman; and $61,705 for Brad Davidson.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KELLOGG COMPANY
Date: April 29, 2008	/s/ Gary H. Pilnick
	Name:	Gary H. Pilnick
	Title:	Senior Vice President, General Counsel, Corporate Development and Secretary